Exhibit 10.1

Donnelley Financial Solutions

Annual Incentive Plan

(Effective March 2, 2018)

OVERVIEW

The Donnelley Financial Solutions Annual Incentive Plan (the “Annual Incentive Plan” or the “Plan”) is designed to promote the growth and profitability of Donnelley Financial Solutions, Inc. (“Donnelley Financial” or the “Company”) and its subsidiaries with incentives to reward and enhance the retention of eligible employees. Awards are made depending on the Company’s financial performance and on how well an eligible employee performs against any applicable individual objectives that link to and support Donnelley Financial’s corporate, strategic and financial priorities.

The Plan is a sub-plan of the Donnelley Financial Solutions, Inc. 2016 Amended and Restated Performance Incentive Plan (the “2016 PIP”) and is subject to all of the terms and conditions set forth therein.

The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee has authority to establish rules and regulations for the Plan’s implementation and administration, including the authority to impose limitations and conditions, with respect to competitive employment or otherwise, that are not inconsistent with the Plan’s purposes.

PARTICIPATION

Eligibility is limited to officers selected by the Committee and other employees designated as eligible by position in the organization (“eligible participant” or “participant”).

TARGET AWARD PERCENTAGE AND PERFORMANCE CRITERIA

Each eligible participant’s target incentive opportunity under the Annual Incentive Plan is a percentage of such participant’s rate of base salary as of December 31 of the Plan Year (as defined below), or such other amount as determined by the Committee. This is referred to as the “Target Award Percentage” and will be communicated to eligible participants annually. Eligible base salary does not include disability benefit payments. Unless otherwise determined by the Committee, the “Plan Year” for any year is the calendar year.

Prior to or following the commencement of each Plan Year, the Target Award Percentage applicable to each participant will be established or otherwise determined, as well as the performance goals applicable to such participants (the “Performance Criteria”).

The Performance Criteria may be based on one or more of the “performance goals” listed in Section II.2 of the 2016 PIP and/or other performance criteria (either separately or in combination) with regard to the participant’s individual performance or the performance of the Company (including a subsidiary, division, unit or department thereof). Further, the Committee may determine in its discretion, either during or after the Plan Year, to adjust or disregard the Performance Criteria for changes in accounting methods, tax law changes, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, or other extraordinary events.

Unless otherwise determined by the Committee, any Performance Criteria relating to a participant’s individual performance shall be determined each year in consultation with the participant and his or her manager and communicated to the participant in writing as part of the objective goal-setting process. Final determination of achievement of any such Performance Criteria will be made in the Committee’s discretion in consultation with management.

AWARD DETERMINATIONS

The Committee will determine the percentage, if any, of the participant’s Target Award Percentage to be paid out based upon the Company’s and/or the participant’s level of attainment of the Performance Criteria, or any other criteria as determined by the Committee in its sole discretion, in each case, subject to any adjustments as described above. In addition to the Performance Criteria, the Committee may, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of awards (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan. The Committee will have the sole discretion to determine whether all or any portion of, or an amount greater than, a participant’s Target Award Percentage shall be paid, and the specific amount, if any, to be paid to each participant, subject in all cases to the terms, conditions and limits of this Plan. The Committee’s determination of whether a participant has attained, in whole or in part, the participant’s Performance Criteria for a Plan Year, shall be final and binding.

AWARD AMOUNT AND PAYMENT

Awards will be paid following the Plan Year after the Committee has determined the achievement of the Performance Criteria (including any additional conditions and terms as described above). Except as otherwise provided herein, or determined by the Committee, any award to be paid under the Plan shall be paid to participants within 2 1/2 months after the end of the Plan Year (i.e., by the following March 15). A participant must be on the payroll of the Company as of the date of payment of the award to receive an award. Special provisions apply to retirees and in the case of a participant’s death or Disability. (Please refer to the Changes in Employment Status section of this document for details.)

No participant shall have any right to payment of any amounts under the Plan unless and until the Committee determines the amount of such participant’s award and that such award shall be paid. In addition to the authority described above to adjust Performance Criteria, the Committee also has discretionary authority to increase or decrease the amount of any award otherwise payable if it determines that an adjustment is appropriate to better reflect the actual performance of the Company, business unit and/or the participant. Additionally, the Committee has discretionary authority to reduce the amount of the award otherwise payable if it determines that any participant engaged in misconduct.

BENEFITS AND TAX TREATMENT

Award payments are subject to applicable deductions, including social security taxes and federal and applicable state and local income tax withholding.

The treatment of award payments as compensation for purposes of other Donnelley Financial employee benefits plans is determined by the terms of the applicable plans.

CHANGES IN EMPLOYMENT STATUS

A.	PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

If a participant is promoted, demoted, transferred to or between business units or from corporate during the year, any award payout normally will be calculated by prorating the payouts for each eligible position based on the Target Award Percentage and the time assigned to that position. Notwithstanding the foregoing, the Committee shall have the authority to determine any adjustments and the amount, if any, to be paid in respect of any such award.

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B.	NEW HIRE

Employees hired on or prior to September 30th of the Plan Year shall be eligible to participate in the Annual Incentive Plan in the year of hire for the prorata portion of the Plan Year in which they are employed if designated. Eligible employees hired after September 30th of the Plan Year shall not be eligible to begin participation in the Plan until the following Plan Year, except as otherwise set forth in an applicable offer letter or employment agreement and except for those who receive approval for participation from the Company’s Chief Human Resources Officer.

C.	RETIREMENT, DEATH or DISABILITY

A participant’s retirement*, death, or Disability** during a Plan Year or prior to the payment date will not disqualify a participant from eligibility to receive a pro rata award based on the Committee’s determination of the Plan’s funding level, the participant’s Personal Objective Percentage and achievement of the participant’s personal objectives, each as determined by the Committee in its discretion.

*	For purposes of the Plan, “retirement” generally means (i) retirement at age 65, or (ii) retirement at or after age 55 with 5 or more years of continuous service.

**	For purposes of the Plan, “Disability” means disability as defined as in the Company’s long-term disability policy as in effect at the time of the participant’s disability.

ADMINISTRATION

In addition to the specific authority set forth herein , the Committee has full discretionary authority to administer the Plan and make all determinations hereunder, including, but not limited to, the authority to determine the performance achievement attained under the Plan and the amount of pay out, if any, of any award. The Committee may delegate to a subcommittee or any members or members of Donnelley Financial’s management the authority to administer the Plan and/or make any determinations under the Plan. Except as specifically provided to the contrary, references herein to the Committee include any subcommittee, individual or individuals to whom the Committee has delegated some or all of its duties and powers.

Donnelley Financial retains the right to amend or terminate the Plan at any time.

Questions regarding the Plan should be directed to the Donnelley Financial Human Resources Department.

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